SOLOMON REPORTS IMPROVED SECOND QUARTER RESULTS

Danbury, CT. August 18, 2008 — Solomon Technologies, Inc. (OTCBB:SOLM), a developer and manufacturer of high-efficiency regenerative electric power drive systems and high-voltage, high-power direct current power systems for markets requiring high levels of reliability and ruggedness, today announced its 2008 second quarter operating results for the period ended June 30, 2008.

Revenue for the quarter ended June 30, 2008 was $2,554,642, an increase of 56% compared with the quarter ended June 30, 2007. The increase in revenue is primarily attributable to sales from the Solomon’s Power Electronics Division. Gross profit for the period was $848,628 compared with the year earlier period of $801,755. The Company reported a net loss for the three months ended June 30, 2008 of $1,913,089, a 45% reduction from its net loss of $3,461,883 for the three months ended June 30, 2007. Selling, general and administrative expenses were $1,112,934 for the period as compared to $1,294,800 for the year earlier period. This decrease was primarily due to various corporate overhead and staffing reductions. Research and Development costs were $306,160 for the period as compared to $305,462 for the year ago period. Interest expense declined to $1,342,466 for the quarter from $2,682,060 for the year ago quarter, a decrease of $1,339,594 primarily due to a decrease in accrued cash and non-cash interest charges related to the variable rate self-liquidating senior secured convertible debentures sold in January and August of 2007.

The cash loss for the period was $117,801, compared to a cash loss of $826,224 for the year ago period, a decrease of $708,423 or 85%.

Peter DeVecchis, President of Solomon commented, “We continue to make strides towards achieving our goal of becoming cash flow breakeven in the next few quarters. Although our loss decreased significantly in the second quarter from a year ago, our cash loss for the period was substantially less than the net loss for the period. We are completing our consolidation of the Deltron acquisition into the Power Electronics Division while simultaneously strengthening our product offerings and engineering depth, identifying new market opportunities for our products and technologies and expanding our horizons in the renewable energy and alternative power market segments. We have a number of exciting opportunities before us related to our current growth strategies and we are confident the benefits will produce substantial benefits to our stockholders. I remain confident that revenue levels will continue to equal or exceed those of previous quarters. We look forward to meeting our goals and objectives for 2008 and beyond.”

Information about Solomon Technologies, Inc.:
Solomon Technologies, Inc., through its Power Electronics and Motive Power divisions, develops, licenses, manufactures and sells direct current power supplies and power supply systems requiring high levels of reliability and ruggedness for defense, aerospace, marine, commercial and industrial applications as well as precision hybrid and regenerative electric power drive systems, including those utilizing its patented Electric Wheel® Electric Transaxle™ for automotive, hybrid electric and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
Solomon Technologies, Inc.
Peter DeVecchis, 727-859-4447
 www.solomontechnologies.com
or
Crescent Communications
David Long, 203-226-5527